EXHIBIT 4.1

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (“Agreement”) is made as of July 18, 2014, by and between NN Inc., a Delaware corporation (the “Company”), and John C. Kennedy (“Kennedy”). The Company and Kennedy are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a party to an agreement and plan of merger (the “Merger Agreement”), dated July 18, 2014, by and among the Company, PMC Global Acquisition Corporation, a Michigan corporation and a wholly owned subsidiary of the Company, Autocam Corporation, a Michigan corporation (“Autocam”), Kennedy and certain other parties;

WHEREAS, concurrent with the closing of the merger (the “Merger”) contemplated by the Merger Agreement and as consideration in the Merger, Kennedy will receive shares of common stock, par value $.01 per share, of the Company;

WHEREAS, certain Shares will be held in escrow pursuant to the terms of the Merger Agreement and an escrow agreement entered into in connection with the Merger Agreement (the “Escrow Agreement”);

WHEREAS, the Company and Kennedy hereby agree that, upon Closing this Agreement shall govern certain rights and obligations of Kennedy with respect to the Shares, and the other matters as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

1.2 “Applicable Law” means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity, and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

1.3 “Board” shall mean the board of directors of the Company.

1.4 “Closing” shall mean the closing of the Merger contemplated by the Merger Agreement and “Closing Date” shall mean the date of Closing.

1.5 “Common Stock” means the Company’s common stock, par value $.01 per share.

1.6 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof)

arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7 “Escrow Shares” means any Shares held in escrow pursuant to the terms of the Escrow Agreement.

1.8 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

1.9 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase or similar plan; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.10 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11 “Governmental Entity” means federal, state, local or foreign court, legislative, executive or regulatory authority or agency, including any exchange or market upon which the Shares of the Company are listed or traded.

1.12 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.13 “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust or other entity.

1.14 “Registrable Securities” means any Shares held beneficially or of record by Kennedy as of the date of this Agreement, and received in connection with the Merger, excluding, however, (a) the Escrow Shares, (b) any Registrable Securities sold by Kennedy in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 5.1 of this Agreement, or (c) any Registrable Securities sold pursuant to Section 3 or in an open market transaction pursuant to SEC Rule 144.

1.15 “Registration Expenses” means any and all expenses incident to the performance of or compliance with Section 3 including, without limitation, (i) all SEC and stock exchange or FINRA registration and filing fees, (ii) all fees and expenses of complying with securities of complying with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of Kennedy’s counsel (including and fees, charges and expenses incurred in connection with any supplements or amendments to a registration statement), (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of FINRA, but excluding Selling Expenses, and (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

1.16 “SEC” means the Securities and Exchange Commission.

1.17 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as amended.

1.18 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.19 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

1.20 “Shares” means any shares of Common Stock or any other equity securities of the Company owned by Kennedy beneficially or of record as of the date hereof or acquired hereinafter.

2.	Restrictions on Sale and Purchase.

2.1 Sale and Purchase Restrictions.

(a) Without the prior written consent of the Company, Kennedy will not directly or indirectly sell, pledge, assign, encumber or otherwise transfer any Escrow Shares or Registrable Securities for a period of 180 days from the Closing Date (the “Restriction Period”). Any such sale or transfer permitted by the Company will be contingent on the transferee agreeing to be bound by the terms of this Agreement and executing a written agreement, substantially in the form of this Agreement. Any transfer or attempted transfer in violation of this Section 2.1(a) shall, to the fullest extent permitted by Applicable Law, be null and void ab initio. Under no circumstances may Escrow Shares be sold, pledged, assigned, encumbered or otherwise transferred until they are released from escrow pursuant to the terms of the Escrow Agreement.

(b) During the Restriction Period, Kennedy shall not: (i) deposit any Shares into a voting trust or enter into a voting agreement (other than this Agreement), (ii) grant a proxy (except as otherwise provided herein), consent or power of attorney with respect to the Shares, (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or seek to advise or influence any Person with respect to the voting of any securities of the Company or become a “participant” (as such term is defined in Schedule 14A under the Exchange Act) in any solicitation of proxies that is not approved by the Board, (iv) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company, (v) seek to have called any meeting of the stockholders of the Company, or (vi) advise, assist, instigate or knowingly encourage any third party to do any of the foregoing.

(c) During the Restriction Period, except for the Escrow Shares and the Registrable Securities, Kennedy shall not acquire, or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any Shares or any of the assets or businesses of the Company, or any right or option to acquire any of the foregoing (including from a third party), except by way of stock dividends or other distributions made by the Company on a pro rata basis with respect to the Registrable Securities and any securities of the Company acquired by Kennedy prior to the date of this Agreement, or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing.

2.2 Stock Legends. Each certificate or book-entry confirmations representing the Escrow Shares and the Registrable Securities shall be subject to stop transfer instructions and shall be stamped or otherwise imprinted with legends substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR CONFIRMATION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE STOCKHOLDERS AGREEMENT CONTAINS RESTRICTIONS ON THE SALE OR TRANSFER OF SUCH SECURITIES. THE HOLDER OF THESE SHARES, BY ACCEPTANCE OF THIS CERTIFICATE OR CONFIRMATION, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

2.3 Subsequent Sales. After expiration of the Restriction Period, Kennedy may sell the Registrable Securities (a) pursuant to the provisions of SEC Rule 144 (including the volume limitations imposed by SEC Rule 144, whether or not Kennedy is an affiliate of the Company at such time for purposes of Rule 144, or (b) pursuant to a registration statement in accordance with the provisions of Section 3 hereof.

2.4 Insider Trading Policy. At any time that Kennedy is an employee or director of the Company or otherwise in possession of material nonpublic information with respect to the Company, he will comply with any applicable insider trading policy of the Company and all applicable laws and regulations with respect to the sale of any Shares.

2.5 Notice of Sale; Compliance with Law. After the expiration of the Restriction Period, before any proposed sale, pledge, or transfer of any Escrow Shares or Registrable Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Kennedy shall give notice to the Company of his intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at Kennedy’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; or (ii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon Kennedy shall be entitled to sell, pledge, or transfer such Registrable Securities in accordance with the terms of the notice given by Kennedy to the Company. The Company will not require such a legal opinion in any transaction in compliance with SEC Rule 144. Each certificate or instrument evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the restrictive legend provided in Section 2.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for Kennedy and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3.	Registration Rights. The Company covenants and agrees as follows:

3.1 Demand Registration.

(a) If at any time after the expiration of the Restriction Period and the Company is eligible to use a Form S-3 registration statement, the Company receives a written request from Kennedy that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities having an anticipated aggregate offering price, net of Selling Expenses, of at least $2.0 million, then the Company shall as soon as practicable, and in any event within sixty (60) days after the date such request is given, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by Kennedy, and in each case, subject to the limitations of Section 3.1(b) and Section 3.3. Kennedy may request one such registration in any 12-month period. A registration shall not be counted against the one registration request to which Kennedy is entitled in any 12 month period (i) until the registration statement has become effective and the Company has complied in all material respects with its obligations under this Agreement with respect thereto, or (ii) if after the registration statement has become effective, either (1) the offering and/or sale of Registrable Securities pursuant thereto becomes the subject of any stop order, injunction or other order or requirement of the SEC, any state securities administrator, securities exchange or self-regulatory body, or if any court or other governmental entity, securities exchange or self-regulatory body otherwise limits such offer and or sale, or (2) such registration statement does not remain effective for the time period set forth in Section 3.4(a). Kennedy may withdraw all or any part of his Registrable Securities from any demand registration hereunder at any time before the effectiveness of the applicable registration statement. In the event of such a withdrawal, such request shall be counted against the one registration request to which Kennedy is entitled in any 12 month period unless (x) the withdrawal is made as a result of the failure of the Company to comply with the provisions of this Agreement or any law, rule or regulation governing the offer or sale of securities or (y) Kennedy reimburses the Company for all Registration Expenses incurred by the Company in connection with such registration.

(b) Notwithstanding the foregoing obligations, if the Company furnishes to Kennedy a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than seventy-five (75) days after the request of Kennedy is given; provided, however, that the Company may not invoke this right more than two times in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such seventy-five (75) day period other than an Excluded Registration. If, following any such seventy-five (75) day period, Kennedy desires to exercise his registration right pursuant to Section 3.1(a), Kennedy shall resubmit a written request for registration to the Company pursuant to Section 3.1(a).

3.2 Company Registration. If at any time after the Restriction Period the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than Kennedy) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give Kennedy notice of such registration. Upon the request of Kennedy given within five (5) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that Kennedy has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not Kennedy has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.

3.3 Underwriting Requirements.

(a) If, pursuant to Section 3.1, Kennedy intends to distribute the Registrable Securities covered by his request by means of an underwriting, he shall so advise the Company as a part of his request made pursuant to Section 3.1. The underwriter(s) will be selected by the Company, subject to the reasonable approval of Kennedy. Kennedy shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

(b) The Company, in its sole discretion, may require that a request made under Section 3.1 be made pursuant to an underwritten offering by an underwriter chosen by the Company and reasonably acceptable to Kennedy.

(c) In connection with any offering involving an underwriting of shares of the Company’s Common Stock pursuant to Section 3.2, the Company shall not be required to include any of Kennedy’s Registrable Securities in such underwriting unless Kennedy accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by Kennedy to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of Registrable Securities which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering in the following priority:

(i)	to the extent such underwriting pursuant to Section 3.2 is the result of a registration initiated by the Company, (i) first, all of the securities to be registered for the Company’s account, (ii) second, any such number of Registrable Securities determined by the underwriter to be compatible with the success of the offering; or

(ii)	to the extent such underwriting pursuant to Section 3.2 is the result of a registration initiated by any stockholder other than Kennedy exercising a contractual right to demand registration not included in this Agreement, the securities to be registered shall be allocated among Kennedy and the other stockholders on a pro rata basis, but in no event shall the number of Registrable Securities to be registered exceed that number determined by the underwriter to be compatible with the success of the offering.

3.4 Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period Kennedy refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to Kennedy such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Kennedy may reasonably request in order to facilitate his disposition of his Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Kennedy; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by any managing underwriter(s) participating in any disposition pursuant to such registration statement,

and any attorney or accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify Kennedy promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify Kennedy of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

3.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of Kennedy that Kennedy shall furnish to the Company such information regarding Kennedy, the Registrable Securities held by him, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Registrable Securities.

3.6 Expenses of Registration. All Registration Expenses shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to Section 3 shall be borne and paid by Kennedy.

3.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:

(a) To the extent permitted by law, the Company will indemnify and hold harmless Kennedy and any underwriter (as defined in the Securities Act), against any Damages, and the Company will pay to Kennedy and any underwriter any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Kennedy or any underwriter, expressly for use in connection with such registration.

(b) To the extent permitted by law, Kennedy will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company and any underwriter (as defined in the Securities Act), against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Kennedy expressly for use in connection with such registration; and Kennedy will pay to the Company and any underwriter any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Kennedy, which consent shall not be unreasonably withheld; and provided further, that in no event shall the aggregate amounts payable by Kennedy by way of indemnity or contribution under Sections 3.8(b) and 3.8(d) exceed the proceeds from the offering received by Kennedy (net of any Selling Expenses paid by Kennedy), except in the case of fraud or willful misconduct by Kennedy.

(c) Promptly after receipt by an indemnified party under this Section 3.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.7, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.7.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) Kennedy will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by Kennedy pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and, provided further, that in no event shall Kennedy’s liability pursuant to this Section 3.7(d), when combined with the amounts paid or payable by Kennedy pursuant to Section 3.7(b), exceed the proceeds from the offering received by Kennedy (net of any Selling Expenses paid by Kennedy), except in the case of willful misconduct or fraud by Kennedy.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Kennedy under this Section 3.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.

3.8 Reports Under Exchange Act. With a view to making available to Kennedy the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Kennedy to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to Kennedy, so long as Kennedy owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the

Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing Kennedy of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.

3.9 Termination of Registration Rights. The right of Kennedy to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 shall terminate upon the fifth (5th) anniversary of the date of this Agreement.

4.	Cooperation

4.1 Upon reasonable notice from the Company, Kennedy shall afford the representatives of the Company reasonable access (including the right to make, at the Company’s expense, photocopies), during normal business hours, to any books and records of Autocam he retains subsequent to the Closing and make himself available to Buyer and its representatives if his assistance, expertise, testimony, notes and recollections or presence is necessary to assist Buyer and its representatives in connection with inquiries for any of the purposes referred to in Section 5.07 of the Merger Agreement, including his presence as a witness in hearings or trials for such purposes; provided, however, that the foregoing shall be at the Company’s cost and expense and the Company shall pay and/or reimburse any reasonable costs and expenses of Kennedy in connection with the foregoing cooperation and, in the event that any instance of such cooperation by Kennedy requires travel by Kennedy or a commitment of a material amount of Kennedy’s time, the Company shall pay Kennedy for his time in connection with such instance of cooperation at a reasonable hourly rate to be mutually agreed upon by Kennedy and the Company in advance.

5.	Board Service.

5.1 Immediately following the Effective Time (as defined in the Merger Agreement), the Company’s board of directors shall be increased to eight (8) members and the Company’s board of directors shall fill the newly created vacancy by immediately appointing Kennedy to the Company’s board of directors as a Class I director, to serve until the 2017 annual meeting of the Company’s stockholders (and until their successors have been duly elected and qualified), in all cases subject to the satisfaction and compliance of Kennedy with Company’s then-current corporate governance guidelines, code of business conduct and ethics and other board of director policies relating to nomination and qualification of directors.

5.2 In the event that either (a) Kennedy is not elected to the Company’s Board of Directors immediately following the Effective Time, or (b) if at any time after the Effective Time that Kennedy is living and is not serving on the Board of Directors of the Company, this Agreement shall be automatically amended (without the need for any consent, approval or signatures of any party hereto) to delete Sections 2.1 and 2.5 from this Agreement and such sections shall be thereafter null and void and of no further force nor effect. Following any such amendment of this Agreement, the remainder of this Agreement shall remain in full force and effect as written.

6.	Miscellaneous

6.1 Effective Date.

This Agreement shall be effective as of the Closing Date of the Merger. If the Closing does not occur this Agreement shall be void and of no further force and effect and there shall be no liability on the part of any party hereto.

6.2 Successors and Assigns.

(a) The rights granted under this Agreement may not be assigned by any Party without the prior written consent of the other Party.

(b) The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.3 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Kennedy.

6.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to the Company, to:	with a copy (which shall not constitute effective notice) to:

NN Inc.	Husch Blackwell LLP

200 Waters Edge Drive Johnson City, TN 37604 Attention: Jim Dorton Facsimile No.: Electronic Mail: JimD@nnbr.com	4801 Main Street, Suite 1000 Kansas City, MO 64112-2551 Facsimile No.: (816) 983-8080 Attention: John Moore Electronic mail: john.moore@huschblackwell.com

if to Kennedy, to:	with a copy (which shall not constitute effective notice) to:

John C. Kennedy 4162 East Paris Avenue, SE Kentwood, MI 49512 Facsimile No.: (616) 698-6876 Electronic Mail: JKENNEDY@Autocam.com	Law Weathers, P.C. 333 Bridge Street, Suite 800 Grand Rapids, MI 49504 Facsimile No.: (616) 913-1222 Attention: Tony Barnes Electronic Mail:tbarnes@lawweathers.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.6 Jurisdiction and Venue. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

6.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.8 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the Parties to this Agreement (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the Parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

6.9 Entire Agreement. This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

6.10 Headings, etc. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

6.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

6.12 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be duly executed as of the date first set forth above.

NN INC.

By:	/s/ Richard D. Holder
Name:	Richard D. Holder
Title:	Chief Executive Officer and President

JOHN C. KENNEDY

/s/ John C. Kennedy

[Signature Page to Stockholders’ Agreement]